As filed with the Securities and Exchange Commission on January 15, 2003
                                                      Registration No. 333-68206
================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

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                                 AMENDMENT NO. 4
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


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                          HOMETOWN AUTO RETAILERS, INC.
             (Exact name of Registrant as specified in its charter)

           Delaware                                              06-1501703
(State or Other Jurisdiction of                               (I.R.S. Employer
Incorporation or Organization)                               Identification No.)

                              774 Straits Turnpike
                          Watertown, Connecticut 06795
                                 (860) 945-6900
   (Address, including zip code, and telephone number, including area code, of registrant's executive offices)

                                   ----------

                                  COREY SHAKER
                      President and Chief Executive Officer
                              774 Straits Turnpike
                          Watertown, Connecticut 06795
                                 (860) 945-6900
  (Name, address, including zip code, and telephone number, including area code of agent for service)

                                   ----------

                                   Copies to:


                            Stephen A. Zelnick, Esq.
                       Morse, Zelnick, Rose & Lander, LLP
                                 405 Park Avenue
                            New York, New York 10022
                                 (212) 838-1177
                           (212) 838-9190 (Facsimile)


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Approximate date of commencement of proposed sale to the public: As soon as practicable after the Registration Statement becomes effective.

      If the only securities being registered on this Form are to be offered pursuant to dividend or reinvestment plans, please check the following box. |_|

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), other than securities offered only in connection with dividend or reinvestment plans, check the following box. |X|

      If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering |_|

      If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

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THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.

PROSPECTUS

                                1,662,494 Shares
                          HOMETOWN AUTO RETAILERS, INC.
                 Class A Common Stock, $.001 Par Value Per Share

      The selling stockholders named in this prospectus are offering to sell up to an aggregate of 1,662,494 shares of our Class A common stock as follows:

      487,498 shares which may be issued upon exercise of warrants, issued as part of a private placement of units to accredited investors on July 25, 2001, to buy shares of our Class A common stock at a price of $1.20 per share;

      974,996 shares issued as part of a private placement of units to accredited investors on July 25, 2001; and

      200,000 shares issued as part of a settlement of a potential claim by the former owners of our Toyota of Newburgh dealership.

      We will not receive any of the proceeds from the sale of these shares. The shares are being registered for resale by the selling stockholder.


      Shares of our Class A common stock are traded on the OTC Bulletin Board
under the symbol "HCAR.OB". On January       , 2003, the closing price was $
per share.


      Neither the Securities and Exchange Commission nor any state securities commission or other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


         See "Risk Factors" beginning on Page 4, for the factors you should consider before buying shares of our Class A Common Stock.


                 The date of this prospectus is January       , 2003

                       WHERE YOU CAN FIND MORE INFORMATION

      We are subject to the informational and reporting requirements of the Securities Exchange Act of 1934, as amended, and, in accordance with that statute, have filed various reports and other information with the Securities and Exchange Commission. You may inspect these reports and other information at the public reference facilities of the Securities and Exchange Commission at its principal offices at 450 Fifth Street, N.W., Washington, D.C. 20549. These reports and other information can also be accessed from the web site maintained by the Securities and Exchange Commission at http://www.sec.gov. The public may obtain information on operations of the public reference room by calling the Securities and Exchange Commission at (800) SEC-0330.

      We filed a registration statement on Form S-3 with the Securities and Exchange Commission under the Securities Act with respect to the shares offered by this prospectus. This prospectus, which forms a part of that registration statement, does not contain all of the information included in that registration statement and its accompanying exhibits. Statements contained in this prospectus regarding the contents of any document are not necessarily complete and are qualified in their entirety by that reference. You should refer to the actual document as filed with the Securities and Exchange Commission. You can get copies of the registration statement and the accompanying exhibits from the Securities and Exchange Commission upon payment of the required fees or it may be inspected free of charge at the public reference facilities and regional offices referred to above.

                           REPORTS TO SECURITY HOLDERS

      We furnish our stockholders with annual reports containing audited financial statements. In addition, we are required to file reports on Forms 8-K, 10-Q and 10-K with the Securities and Exchange Commission.

                     INCORPORATION OF DOCUMENTS BY REFERENCE

      The following documents filed by us with the Securities and Exchange Commission are incorporated in this prospectus by reference:


      (1)  Annual Report on Form 10-K/A for the year ended December 31, 2001;

      (2)  Quarterly Report on Form 10-Q/A for the quarter ended March 31, 2002;

      (3)  Quarterly Report on Form 10-Q for the quarter ended June 30, 2002;


      (4) Quarterly Report on Form 10-Q/A for the quarter ended September 30, 2002;


      (5)  Current Report on Form 8-K, filed April 22, 2002;


      (6)  Current Report on Form 8-K, filed June 25, 2002;

      (7)  Current Report on Form 8-K/A, filed July 3, 2002;

      (8)  Current Report on Form 8-K, filed July 15, 2002;

      (9)  Current Report on Form 8-K, filed November 27, 2002;

      (10) Registration Statement on Form 8-A, filed July 22, 1998; and

      (11) Each document filed after the date of this prospectus pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act but before this offering terminates is incorporated in this prospectus by reference and is to be treated as part of this prospectus from the date it was filed. Any statement contained in a document incorporated or deemed to be incorporated in this prospectus by reference is modified or superseded to the extent that a statement contained in this prospectus or in any other subsequently filed document which is incorporated in this prospectus by reference modifies or supersedes such statement.


      Upon written or oral request, we will provide, without charge, each person to whom a copy of this prospectus is delivered, a copy of any document incorporated by reference in this prospectus (other than exhibits, unless such exhibits are specifically incorporated by reference in such documents). Requests should be directed to Hometown Auto Retailers, Inc., 774 Straits Turnpike, Watertown, Connecticut 06795, (860) 945-6900 Attention:
Corey Shaker, President and Chief Executive Officer.

      NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH OTHER INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY US. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE OF SHARES OF OUR CLASS A COMMON STOCK COVERED BY THIS PROSPECTUS SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN OUR AFFAIRS SINCE THE DATE OF THIS PROSPECTUS OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES IN ANY CIRCUMSTANCES IN WHICH THE OFFER OR SOLICITATION IS UNLAWFUL.

                                    HOMETOWN

      Hometown sells new and used cars and light trucks, provides maintenance and repair services, sells replacement parts and provides related financing, insurance and service contracts through 10 franchised dealerships located in New Jersey, New York, Connecticut, Massachusetts and Vermont. Hometown's dealerships offer 11 American and Asian automotive brands including Chevrolet, Chrysler, Dodge, Ford, Isuzu, Jeep, Lincoln, Mazda, Mercury, Oldsmobile, and Toyota. Hometown's purpose is to consolidate and operate automobile dealerships in the Northeast, primarily in New Jersey and New England.

                                  RISK FACTORS

      You should carefully consider the risk factors described below, as well as other information appearing in this prospectus or incorporated by reference, before purchasing shares of our Class A common stock.

A Decrease In Consumer Demand For Our New Vehicle Lines Or The Failure Of Its Manufacturer Could Adversely Affect The Results Of Our Operations.

      Our business is significantly dependent upon the sale of new vehicles from Ford Motors, Toyota Motors and Daimler Chrysler. For the year ended December 31, 2001, Toyota Motor, Ford Motor and Chrysler accounted for 45.9%, 35.1% and 9.8% of our new vehicle sales, respectively. New vehicle sales generate the majority of our gross revenue and lead to sales of higher-margin products and services such as, used vehicle sales, finance and insurance products and repair and maintenance services. In addition, the success of each of our franchises is also dependent to a great extent on the success of the respective manufacturer, including its financial condition, marketing, vehicle demand, production capabilities and management. If one or more of these manufacturers were to suffer from labor strikes, negative publicity, including safety recalls of a particular vehicle model, or a decrease in consumer demand for its products, our results of operations could be materially and adversely affected.

The Failure To Meet Manufacturers' Customer Satisfaction Requirements Could Limit Our Ability To Acquire Additional Dealerships And Participate In Manufacturers' Incentive Programs.

      Many manufacturers attempt to measure customers' satisfaction with automobile dealerships through a CSI, or customer satisfaction index, rating system. These manufacturers may use a dealership's CSI scores as a factor in evaluating applications for additional dealership acquisitions and participation by a dealership in incentive programs. Additionally, from time to time, the components of the various manufacturer CSI scores have been modified and there is no assurance that such components will not be further modified or replaced by different systems in the future, which will make it more difficult for our key dealerships to meet such standards. If our dealerships fail to meet or exceed their manufacturers' CSI standards, those manufacturers may prohibit us from acquiring additional dealerships and or participating in incentive programs which could have a material adverse effect on our business.

If Automobile Manufacturers Discontinue Incentive Programs, Our Sales Volume or Profit Margin Could Be Materially and Adversely Affected.

      We depend on manufacturers for certain sales incentives, warranties and other programs that are intended to promote and support new vehicle sales. Manufacturers often make many changes to their incentive programs during each year. Some key incentive programs include:

o     customer rebates on new vehicles;

o     dealer incentives on new vehicles;

o     special financing or leasing terms;

o     warranties on new and used vehicles; and

o     sponsorship of used vehicle sales by authorized new vehicle dealers.

o A reduction or discontinuation of our key manufacturers' incentive programs may materially and adversely affect our revenues or profitability.

We May Not Be Able To Retain Key Existing Employees Or Attract And Retain Qualified Employees.

      Our success depends to a large extent upon the abilities and continued efforts of its senior executive officers and key managers including Corey Shaker, William C. Muller Jr., Joseph Shaker and Steven Shaker and on our ability to attract and retain qualified employees to operate our dealerships. If any of these persons becomes unavailable to continue in such capacity, or if Hometown were unable to attract and retain other qualified employees, its business or prospects could be adversely affected.

The Reporting Of Our Profitability Could Be Materially And Adversely Affected If It Is Determined That The Book Value Of Goodwill Is Higher Than Fair Value.

      Our balance sheet at December 31, 2001 includes an amount designated as "goodwill" that represents 29.0% of assets and 86.4% of stockholders' equity. Goodwill arises when an acquirer pays more for a business than the fair value of the tangible and separately measurable intangible net assets. Under a newly issued accounting pronouncement, Statement of Financial Accounting Standards No. 142 "Goodwill and Other Intangible Assets", beginning in January 2002, the amortization of goodwill has been replaced with an "impairment test" which requires that we compare the fair value of goodwill to its book value at least annually and more frequently if circumstances indicate a possible impairment. If we determine that the book value of goodwill is higher than fair value then the difference must be written-off, which could materially and adversely affect the reporting of our profitability.

      Hometown is currently evaluating the impact of SFAS 142 on its consolidated financial statements and believes that, if the current market price of the Company's common stock is indicative of fair value, the majority of its goodwill may be impaired as of the initial adoption of this statement.

Continued Losses May Threaten The Viability Of Our Business.

      We had a net loss of $2.1 million for the year ended December 31, 2001 compared to a net loss of $3.8 million for the year ended December 31, 2000, an improvement of $1.7 million or 44.7%. If we continue to sustain significant losses in the future, our business could be materially and adversely affected and the value of our common stock will likely decline or become worthless.

Our Limited Cash And Working Capital Could Have An Adverse Affect On Our
Business.

      At December 31, 2001, our total cash and cash equivalents was approximately $4.4 million and our working capital was approximately $4.1 million. In addition, we are obligated to invest $1 million for real property improvements at our Framingham, Massachusetts, dealership. If we sustain net losses in 2002 or subsequent years, as we sustained in 2001, then we may have insufficient working capital to maintain our current level of operations, provide for unexpected contingencies or finance the real property improvements required at our Framingham dealership. In such event, we will need to seek additional capital from public or private equity or debt funding sources and we may not be able to raise needed cash on terms acceptable to us or at all. Financings may be on terms that are dilutive or potentially dilutive to our stockholders. If sources of financing are required, but are insufficient or unavailable, we will be required to modify our growth and operating plans to the extent of available funding, which could have an adverse affect on our business.

The Cyclical Nature of Automobile Sales May Adversely Affect Our Profitability.

      Sales of motor vehicles, particularly new vehicles, historically have been subject to substantial cyclical variation characterized by oversupply and weak demand. We believe that the industry is affected by many factors, including general economic conditions, consumer confidence, the level of personal discretionary spending, interest rates and credit availability. There can be no assurance that the industry will not experience sustained periods of decline in vehicle sales, particularly new vehicle sales, in the future. Any such decline could have a material adverse affect on our business.

Governmental Restrictions On Imported Products Could Impair Our Ability To Sell Foreign Vehicles Profitably.

      A portion of our new vehicle business involves the sale of vehicles, parts or vehicles composed of parts that are manufactured outside the United States. As a result, our operations will be subject to customary risks of importing merchandise, including fluctuations in the value of currencies, import duties, exchange controls, trade restrictions, work stoppages and general political and economic conditions in foreign countries. The United States or the countries from which our products are imported may, from time to time, impose new quotas, duties, tariffs or other restrictions, or adjust presently prevailing quotas, duties or tariffs, which could affect our operations and our ability to purchase imported vehicles and/or parts.

The Concentration of Voting Power Could Prevent Our Class A Common Stockholders From Having Any Voice In Our Corporate Affairs.

      The holders of our Class B common stock are entitled to ten votes for each share held, while holders of our Class A common stock, are entitled to one vote per share held. Consequently, the holders of the Class B common stock, who also own approximately 44% of our outstanding common stock of all classes, will control approximately 89% of the aggregate number of votes eligible to be cast by stockholders for the election of directors and certain other stockholder actions, and will be in a position to control our policies and operations. In addition, the holders of the Class B common stock have entered into a stockholders' agreement obligating them, for a five-year period, to vote for two designees of each of the three founding dealership groups, as directors on our Board of Directors. Those designees are now, Salvatore A. Vergopia, Joseph Shaker, William C. Muller Jr., Corey Shaker, Edward A. Vergopia and H. Dennis Lauzon. Our executive officers and directors control approximately 57% of the aggregate number of votes eligible to be cast by stockholders for the election of directors and certain other stockholder actions, and will be in a position to control our policies and operations. Accordingly, absent a significant increase in the number of shares of Class A common stock outstanding or conversion of Class B common stock into Class A common stock, the holders of shares of Class B common stock will be entitled, for the foreseeable future, to elect all members of the Board of Directors and control all matters subject to stockholder approval.

Regulations Affecting Low Price Securities Could Impair The Liquidity Of Our Class A Common Stock.

      The Securities and Exchange Commission has adopted regulations which generally define "penny stock" to be an equity security that has a market price, as defined, of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions, including an exception of an equity security that is quoted on The Nasdaq Stock Market. Equity securities trading on the NASD "OTC Bulletin Board" are subject to rules that impose additional sales practice requirements on broker-dealers who sell our securities. For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchaser of such securities and have received the purchaser's written consent to the transactions prior to the purchase. Additionally, unless exempt, the rules require the delivery, prior to the transaction, of a disclosure schedule prepared by the Securities and Exchange Commission relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered underwriter, current quotations for the securities and, if the broker-dealer is the sole market-maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market. Finally among other requirements, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. Since February 2001 our Class A common stock has been trading on the NASD OTC Bulletin Board, as a penny stock, and therefore is subject to these additional rules. As such, these penny stock rules may restrict the ability of stockholders to sell our Class A common stock. Consequently, the liquidity of our Class A common stock could be impaired, not only in the number of securities which could be bought and sold, but also through delays in the timing of transactions, reduction in security analysts and new media coverage of Hometown, and lower prices for our securities than might otherwise be obtained.

                           FORWARD LOOKING STATEMENTS

      This prospectus contains forward-looking statements based on current expectations, assumptions, estimates and projections about us and the industry in which we operate. We use words such as plan, believes, expects, future, intends and similar expressions to identify forward-looking statements. These forward-looking statements involve numerous risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of factors more fully described elsewhere in this prospectus. We undertake no obligation to update any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

                                 USE OF PROCEEDS

      All shares of our Class A common stock offered by this prospectus are being registered for the account of the selling stockholders. We will not receive any of the proceeds from the sale of these shares. The shares offered by this prospectus include 487,498 shares underlying warrants to purchase those shares at a price of $1.20 per share. Assuming the exercise of all of the warrants at $1.20 per share, we would receive proceeds of approximately $584,997, which we would use for additional working capital.

                            SELLING SECURITY HOLDERS

      The following table sets forth the information as to the beneficial ownership of our common stock by the selling stockholders on May 10, 2002. Unless otherwise indicated, it is assumed that each selling stockholder listed below possesses sole voting and investment power with respect to the shares owned as of such date by the selling stockholder, including those issuable upon exercise of the warrants. In addition, unless otherwise indicated, none of the selling stockholders has had a material relationship with us or any of our predecessors or affiliates within the past three years.

      A person is deemed to be a beneficial owner of securities that can be acquired by such person within 60 days from the filing of this prospectus upon the exercise of options and warrants or conversion of convertible securities. Each Selling Stockholder's percentage ownership is determined by dividing the number of shares beneficially owned by that person by the total number of shares beneficially owned, increased to reflect the shares underlying the options, warrants and convertible securities that are held by such person, but not held by any other person.

      o As of May 10, 2002, the total number of shares outstanding is 7,175,105, of which 3,563,605 shares are Class A common stock and 3,611,500 shares are Class B common stock.

      The total number of votes is based on the combined total of Class A and Class B common stock beneficially owned by the Selling Stockholder. The voting power percentage of each Selling Stockholder is determined by dividing the number of votes held by that person by the total number of votes outstanding, increased to reflect the number of votes of the shares underlying the options, warrants and convertible securities that are held by such person, but not held by any other person.

      o As of May 10, 2002, the total number of votes outstanding is 39,678,605, of which 3,563,605 votes are from Class A common stock outstanding and 36,115,000 votes are from Class B common stock outstanding;

      o     Class A common stock have one (1) vote per share; and

      o     Class B common stock have ten (10) votes per share.

                          Shares Beneficially                   Shares Beneficially       Percentage After the Offering
                             Owned Before                         Owned After the                  of Combined
                             the Offering          Class A            Offering                Class A and Class B
Selling                                            Shares                                                     Voting
Stockholder              Class A      Class B      Offered     Class A       Class B         Equity           Power
-----------              -------      -------      -------     -------       -------         ------           -----
Corey Shaker             193,310      265,080      107,142      86,168       265,080          4.90%           6.90%
President, CEO
and a Director (1)(2)

Joseph Shaker            184,326      321,812      107,142      77,184       321,812          5.56%           8.30%
Director and
formerly President
and COO (1)(5)

Steven Shaker            135,142      206,424      107,142      28,000       206,424          3.27%           5.27%
Regional VP (1)(4)

Janet Shaker (1)(8)      117,142      227,668      107,142      10,000       227,668          3.31%           5.76%

                          Shares Beneficially                   Shares Beneficially       Percentage After the Offering
                             Owned Before                         Owned After the                  of Combined
                             the Offering          Class A            Offering                Class A and Class B
Selling                                            Shares                                                     Voting
Stockholder              Class A      Class B      Offered     Class A       Class B         Equity           Power
-----------              -------      -------      -------     -------       -------         ------           -----
Edward D. Shaker         117,142      206,612      107,142      10,000       206,612          3.02%           5.23%
(1)(9)

Edward Shaker (1)        107,142      175,404      107,142         0         175,404          2.44%           4.42%

Richard Shaker (1)       107,142      175,404      107,142         0         175,404          2.44%           4.42%

William Muller,          334,250      453,034      300,000      34,250       453,034          6.79%          11.50%
Jr. Regional VP
and a Director (3)(6)

William Muller,          300,000      308,786      300,000         0         308,786          4.30%           7.78%
Sr. (6)

Paul Yamin (7)           112,250         0         112,250         0            0             0.00%           0.00%

Autos of                 200,000         0         200,000         0            0             0.00%           0.00%
Newburgh, Inc.

--------------------------------------------------------------------------------
(1) Including 71,428 shares of Class A common stock and 35,714 shares of Class A common stock issuable upon exercise of warrants at a price of $1.20 per share .

(2) Including (i) 265,080 shares of Class B common stock, of which 15,980 shares are held by the Edward Shaker Family Trust of which he is the Trustee and a beneficiary, (ii) 13,000 shares of Class A common stock,
      (iii) a currently exercisable option to purchase 36,500 shares of Class A common stock, exercisable at $9.00 per share; (iv) an option to purchase 20,000 shares of Class A common stock, exercisable within the next 60 days at $3.00 per share; (v) an option to purchase 8,334 shares of Class A common stock, exercisable within the next 60 days at $2.25 per share; and
      (vi) an option to purchase 8,334 shares of Class A common stock, exercisable within the next 60 days at $1.25 per share.

(3) Including (i) 453,034 shares of Class B common stock; (ii) 4,250 shares of Class A common stock; (iii) a currently exercisable option to purchase 20,000 shares of Class A common stock, exercisable at $9.00 per share;
      (iv) an option to purchase 5,000 shares of Class A common stock, exercisable within the next 60 days at $2.25 per share; and (v) an option to purchase 5,000 shares of Class A common stock, exercisable within the next 60 days at $1.25 per share.

(4) Including (i) 206,424 shares of Class B common stock; (ii) 79,428 shares of Class A common stock; (iii) a currently exercisable option to purchase 10,000 shares of Class A common stock, exercisable at $9.00 per share;
      (iv) an option to purchase 5,000 shares of Class A common stock, exercisable within the next 60 days at $2.25 per share; and (v) an option to purchase 5,000 shares of Class A common stock, exercisable within the next 60 days at $1.25 per share.

(5) Including (i) 321,812 shares of Class B common stock, of which 15,980 shares are held by the Richard Shaker Family Trust of which Mr. Shaker is the Trustee and a beneficiary, and 40,000 shares are held by the Shaker Irrevocable Trust of which Mr. Shaker is Trustee, (ii) 40,684 shares of Class A common stock, and (iii) a currently exercisable option to purchase 36,500 shares of Class A common stock, exercisable at $9.00 per share.

(6) Including 200,000 shares of Class A common stock and 100,000 shares of Class A common stock issuable upon exercise of warrants at a price of $1.20 per share.

(7) Including 74,750 shares of Class A common stock and 37,500 shares of Class A common stock issuable upon exercise of warrants at a price of $1.20 per share.

(8) Including (i) 227,668 shares of Class B common stock; and (ii) a currently exercisable option to purchase 10,000 shares of Class A common stock, exercisable at $9.00 per share.

(9) Including (i) 206,612 shares of Class B common stock; and (ii) a currently exercisable option to purchase 10,000 shares of Class A common stock, exercisable at $9.00 per share.

                              PLAN OF DISTRIBUTION

      Sales of the shares of our Class A common stock covered by this prospectus may be effected from time to time in transactions (which may include block transactions) on the OTC Bulletin Board (or other markets on which shares of our Class A common stock are then traded), in negotiated transactions, through put or call option transactions relating to the shares, through short sales of shares, or a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, or at negotiated prices. None of the selling stockholders has entered into agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares. The selling stockholders may effect transactions by selling their shares directly to purchasers or through broker-dealers, who may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the selling stockholders and/or the purchasers of the shares for whom such broker-dealers may act as agents, or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). The selling stockholders and any broker-dealers who act in connection with the sale of the shares might be deemed to be underwriters within the meaning of Section 2(11) of the Securities Act of 1933 and any commissions received by such broker-dealers and any profit on the resale of the shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act. We have agreed to indemnify each selling stockholder against a number of liabilities, including liabilities arising under the Securities Act. The selling stockholders may agree to indemnify any agent, dealer or broker-dealer who participates in transactions involving sales of the securities against the liabilities, including liabilities arising under the Securities Act. As used herein, "selling stockholders" includes donees and pledgees selling shares received from a named selling stockholder after the date of this prospectus.

      Selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of such Rule.

      We have agreed to keep the registration statement, of which this prospectus is a part, effective until all the shares covered by this prospectus are sold or can be sold freely under an appropriate exemption from the securities laws of the United States and the states, without limitation.

      In order to comply with the applicable state securities laws, the shares covered by this prospectus will be offered or sold through registered or licensed brokers or dealers in those states. In addition, in a number of states the shares may not be offered or sold unless they have been registered or qualified for sale in such states, or an exemption from such registration or qualification requirement is available and such offering or sale is in compliance therewith.

      Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of the shares may not simultaneously engage in market making activities with respect to such securities for a period beginning when such person becomes a distribution participant and ending upon such person's completion of participation in a distribution, including stabilization activities in the offered securities to effect syndicate covering transactions, to impose penalty bids or to effect passive market making bids. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Rule 10b-5 and, insofar as the selling stockholders are distribution participants, Regulation M and Rules 100, 101, 102, 103, 104 and 105 thereof, all of which may affect the marketability of the shares covered by this prospectus.

      We will pay all of the expenses relating to the registration of the shares covered by this prospectus except for selling commissions. These expenses are estimated at $30,000.

           PROVISIONS OF OUR CERTIFICATE OF INCORPORATION LIMITING THE
             RIGHTS OF OUR STOCKHOLDERS TO RECOVER MONETARY DAMAGES
          AGAINST A DIRECTOR FOR BREACH OF THE FIDUCIARY DUTY OF CARE

Limitation of Director Liability; Indemnification

      As authorized by the Delaware General Corporation Law, our Certificate of Incorporation provides that none of our directors shall be personally liable to us or to our stockholders for monetary damages for breach of the fiduciary duty of care as a director, except for:

      o for breach of his or her duty of loyalty to us or to our stockholders,

      o for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,

      o under Section 174 of the Delaware General Corporation Law (relating to unlawful payments or dividends or unlawful stock repurchases or redemptions), or

      o for any transaction from which he or she derived an improper personal benefit.

      This provision limits our rights and the rights of our stockholders to recover monetary damages against a director for breach of the fiduciary duty of care except in the situations described above. This provision does not limit our rights or the rights of any stockholder to seek injunctive relief or rescission if a director breaches his duty of care.

      Our certificate of incorporation further provides for the indemnification of any and all persons who serve as our director, officer, employee or agent, to the fullest extent permitted under the Delaware General Corporation Law.

      We have obtained a policy of insurance under which our directors and officers will be insured, subject to the limits of the policy, against certain losses arising from claims made against our directors and officers by reason of any acts or omissions covered under this policy in their capacities as directors or officers, including liabilities under the Securities Act.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities Exchange Commission ("SEC") such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by our directors, officers or controlling persons in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  LEGAL MATTERS



      Morse, Zelnick, Rose & Lander, LLP, 405 Park Avenue, New York, New York 10022 delivered an opinion that the issuance of the shares covered by this prospectus has been approved by our Board of Directors and that such shares, when issued, will be fully paid and non-assessable under Delaware law. Members of Morse, Zelnick, Rose & Lander, LLP own, in the aggregate 95,000 shares of our Class A common stock.



                                     EXPERTS


      The consolidated financial statements and schedules of Hometown are incorporated by reference in this prospectus and elsewhere in the registration statement have been so included in reliance on the report by Arthur Andersen LLP, independent public accountants, given on the authority of said firm as experts in accounting and auditing.

      On June 20, 2002, Arthur Andersen LLP ("Arthur Andersen") was dismissed as Hometown's independent public accountants, and on July 11, 2002 BDO Seidman LLP was engaged to serve as Hometown's independent public accountants, both with the approval of Hometowns Board of Directors and its Audit Committee.

      Hometown has not been able to obtain, after reasonable efforts, the written consent of Arthur Andersen to Hometown naming it in this prospectus as having certified Hometown's consolidated financial statements for the two years ended December 31, 2001, as required by Section 7 of the Securities Act. Accordingly, you will not be able to sue Arthur Andersen LLP pursuant to Section 11(a)(4) of the Securities Act and therefore your right to recovery under that section may be limited as a result of the lack of consent.

--------------------------------------------------------------------------------

                                1,662,494 Shares
                                     Class A
                                  Common Stock
                            par value $.001 per share

                          HOMETOWN AUTO RETAILERS, INC.

                                   PROSPECTUS


                                January   , 2003


--------------------------------------------------------------------------------

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

      The fees and expenses we incurred in connection with the offering are payable by us and, other than registration, filing and listing fees, are estimated as follows:

SEC registration fee .................................................   $   368
Accounting fees and expenses .........................................    10,000
Legal fees and expenses ..............................................    15,000
Miscellaneous expenses ...............................................         *
                                                                         -------
      Total ..........................................................   $30,000
                                                                         =======

----------
*     To be provided by amendment.

Item 16. Exhibits

Exhibit No.                           Description
-----------                           -----------

    4.1         Form of Class A Common Stock Certificate

    4.2         Form of Class B Common Stock Certificate

    4.3 Form of Warrant Agreement between the Company and Paulson Investment Company and related Warrant

    4.4         Stock Option Plan of the Company

    (2)4.5 Form of 3-year warrant issued in the Private Placement of units on July 25, 2001

    (2)4.7 Copy of the Settlement Agreement, dated June 28, 2001, between Hometown and Autos of Newburgh, Inc.

    (1)5.1      Opinion of Morse, Zelnick, Rose & Lander, LLP



    (1)23.2     Consent of Morse, Zelnick, Rose & Lander, LLP (included in
                Exhibit 5.1)

    (1)24.1     Power of Attorney (included in signature page)

----------

                                Notes to exhibits
                                -----------------

Unless otherwise indicated all exhibits were previously filed as an exhibit to Hometown's Registration Statement on Form S-1 (File No 333-52763), and incorporated herein by reference.

(1)   Filed herewith

(2) Filed as an exhibit to Hometown's Form 10-K for the period ending December 31, 2001, and incorporated herein by reference.

Item 17. Undertakings.

      The undersigned Registrant hereby undertakes:

            (1) To file, during any period in which it offers or sells securities, a post effective amendment to this Registration Statement to:

                  (i) include any prospectus required by Section 10(a) (3) of the Securities Act;

                  (ii) reflect in the prospectus any facts or events which,
            individually or together, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

                  (iii) include any material information with respect to the
            Plan of Distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

            (2) That, for determining liability under the Securities Act, treat each post-effective amendment as a new registration statement relating to the securities then being offered, and the offering of such securities at that time shall be deemed to be the initial bonafide offering of such securities.

            (3) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

            (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (5) To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report, to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

                                   SIGNATURES


      In accordance with the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and authorized this Registration Statement to be signed on its behalf by the undersigned, in the City of Watertown, State of Connecticut on January 15, 2003.


                                        Hometown Auto Retailers, Inc.


                                        By: /s/ Corey Shaker
                                            ------------------------------------
                                            Corey Shaker, President and
                                            Chief Executive Officer


                                POWER OF ATTORNEY

      ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Corey Shaker and Stephen A. Zelnick, or any one of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all pre- or post-effective amendments to this Registration Statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any one of them, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.


      In accordance with the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities indicated on January 15, 2003.


               Signature                                   Title
               ---------                                   -----


      /s/ Corey Shaker
      ------------------------------       President and Chief Executive Officer
      Corey Shaker                         and Director


      /s/ Charles Schwartz                 Chief Financial Officer
      ------------------------------
      Charles Schwartz


      /s/ William Muller, Jr.
      ------------------------------       Director
      William Muller, Jr.


      /s/ Joseph Shaker
      ------------------------------       Director
      Joseph Shaker


      ------------------------------       Director
      Salvatore A. Vergopia


      ------------------------------       Director
      Edward A. Vergopia


      /s/ H. Dennis Lauzon
      ------------------------------       Director
      H. Dennis Lauzon

      /s/ Timothy C. Moynahan
      ------------------------------       Director
      Timothy C. Moynahan


      /s/ Steven A. Fournier
      ------------------------------       Director
      Steven A. Fournier


   * By: /s/ Stephen A. Zelnick
         ---------------------------
         Stephen A. Zelnick
         Attorney-in-Fact